EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made between Canadian Pacific Railway Company (the "Company") and Keith Creel (the "Executive") on the date hereof set forth on the signature page hereto, effective as of July 1, 2017 (the "Effective Date").
WHEREAS, the Executive is currently employed in the position of President and Chief Operating Officer pursuant to the terms and conditions of an employment agreement between the Company and the Executive dated February 5, 2013, as amended on August 10, 2015 (the "Old Agreement");
WHEREAS, the Executive has been offered and wishes to accept continued employment with the Company and commence serving as its President and Chief Executive Officer ("CEO"); and
WHEREAS, the Company and the Executive desire to enter into this Agreement and define the terms of the employment relationship effective the Effective Date and thereupon superseding the Old Agreement in its entirety.
NOW, THEREFORE, conditional on the Executive remaining an employee in good standing up to and including the Effective Date, in consideration of the mutual covenants and agreements hereinafter contained, the Company and the Executive agree as follows:
1.Employment; Office and Duties. Between the date hereof and the Effective Date, the Old Agreement shall continue in full force and effect in accordance with the terms thereof. As of the Effective Date the Company shall employ the Executive in the capacity of President and CEO with the duties and responsibilities normally incidental to such a position, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement. The Executive shall report directly to the Board of Directors of the Company (the "Board"). In his capacity as President and CEO, the Executive agrees to perform the duties consistent with such office, and as may be reasonably assigned to him from time to time by the Board. The Executive may be required to serve as officer or director of one or more subsidiaries or affiliates of the Company or one or more entities in which the Company has an interest. Without limiting the foregoing, the Executive agrees to serve as the President of the Soo Line Railroad Company.
The Executive shall be expected to devote all of his business time to perform his duties and to promote the success of the Company (and its affiliates). The Executive is a fiduciary of the Company and shall act at all times in the Company's best interests. The duties to be performed by the Executive shall include responsibility for managing all aspects of the operations of the Company. The Executive will be primarily based at such location as the Board reasonably designates from time to time.
2.Compensation. All amounts expressed in this Agreement are U.S. Dollars ("USD"). In consideration of the services to be rendered by the Executive to the Company (and services rendered to all affiliates) pursuant to this Agreement, the Executive shall be paid the following compensation and other benefits:
(a)Salary. The Company shall pay the Executive an annual base salary of $1,125,000 payable in accordance with the Company's usual payroll practices, or such higher annual base salary as may be established by the Board from time to time. The Executive's annual base salary shall be referred to in this Agreement as the "Annual Salary". The Annual Salary shall be reviewed annually by the Board and may be increased, but shall not be decreased, without the Executive's consent.
(b)Long Term Incentive Grants upon Appointment to CEO.
(i)On the Effective Date (or the first available date in the event of a corporate blackout applicable to the Executive), the Executive shall be awarded a grant of performance stock options ("Performance Options") having a grant value (as determined pursuant to Company equity grant practices) equal to 500% of the Annual Salary in accordance with the terms of the Section 162(m) Incentive Plan adopted by the Board on December 16, 2015 (the "Omnibus Plan") and the Company's Amended and Restated Management Stock Option Incentive Plan dated November 19, 2015 ("MSOIP"). Pursuant to the terms of such grant, which is to be evidenced by a formal performance option agreement that is consistent with the terms of this Agreement (the "Performance Option Agreement"), the Performance Options (A) will have an exercise price equal to the closing market price of Company common stock on the New York Stock Exchange on the date of grant and a term of seven years from the date of grant; (B) will vest and become exercisable on the date that is the later of the fifth anniversary of the Effective Date and the date of achievement by the Company of the specified Performance Goals (as such term is defined in the Omnibus Plan) determined by the Board in consultation with the Executive that will be set out in the Performance Option Agreement; and (C) to the extent outstanding, will be canceled and proceeds from any Performance Option exercises shall become repayable should the Executive breach Sections 6 or 8 of this Agreement. For greater certainty, in the event that the Executive's employment ceases for any reason (except for Death or Disability as provided in Section 9(b)(i) and Section 9(b)(ii)) prior to July 1, 2022 the Performance Options shall not vest and will be forfeited without any payment or compensation of any kind.
(ii)On the Effective Date, the Executive shall be awarded a grant of stock options and Performance Share Units under the LTIP, having a grant value (as determined pursuant to Company equity grant practices) equal to 50% of the Annual Salary and having the same terms, conditions and weighting as the Executive’s 2017 long term incentive grant; provided, if the Effective Date shall occur earlier than July 1, 2017, then the grant value of the award shall be increased proportionate to a maximum of 100% of the Annual Salary to reflect the portion of calendar year 2017 during which the Executive serves as CEO.
(c)Short Term Incentive Plan. The Executive shall be eligible to participate in the Company's Performance Incentive Plan ("STIP") as it may be amended from time to time. As of the Effective Date, the STIP shall provide the opportunity to earn an annual bonus at a target level of not less than 120% of Annual Salary as in effect on the last day of the calendar year ("Target Bonus"). The bonus is dependent on corporate performance (75% weighting) and individual performance (25% weighting). Both corporate and individual components currently have a maximum of 200% of a Target Bonus (i.e., for a total of 240% of Annual Salary). The individual component will be the same as the corporate component rating unless the Board, in its sole discretion, determines otherwise. The Board will consider the Company’s safety performance in determining the Executive's individual performance. The Board has discretion in the event of a major safety incident or significant sustained deterioration in Company safety performance to reduce the individual performance component. This discretion is in addition to any safety metric included in the STIP corporate component. The Executive shall fully participate in the STIP for calendar 2017 in accordance with this Section 2(c) without regard for the date he assumes the position of CEO.
(d)Long Term Incentive Program ("LTIP"). The Executive shall be eligible to participate in the Company's LTIP, as it may be amended from time to time (including without limitation the Board's discretion to alter the ratio of performance share units (PSUs) to options granted under such program), having a grant value (as determined pursuant to Company equity grant practices) equal to 400% of Annual Salary commencing with the 2018 annual LTIP grants made to senior executives. All Grants are subject to Board approval each year.
(e)Pension. Without limiting the Executive’s benefits and account contributions and credits accrued through the Effective Date under the Old Agreement (and without interruption hereunder to the extent applicable), the Executive shall be eligible to participate in the following pension benefit plans, subject to the terms of such plans as may be amended from time to time:
(i)    The Canadian Pacific US Salaried Retirement Income Plan;
(ii)    The defined contribution option of the Canadian Pacific Railway Company Pension Plan (the "Registered Plan");
(iii)    the CP 401K Savings Plan;
(iv)    The Canadian Pacific U.S. Supplemental Executive Retirement Plan;
(v)    The Canadian Pacific Railway Company Supplemental Retirement Plan;
(vi)    CP Make-up Pension – The Company hereby establishes for the Executive a supplemental executive retirement arrangement that is not subject to the Pension Benefits Standards Act, 1985 (Canada) or such other pension standards laws in Canada as may apply from time to time to make up for the forfeiture of the Executive’s defined benefit under the supplemental executive retirement plan ("CN DC SERP") with his previous employer, Canadian National Railway Co. ("CN"), (the "CP Make-up Pension"). The CP Make-up Pension shall be subject to the following terms:
(A)the Executive shall receive $58,800 per year on a non‑indexed basis, payable in equal monthly instalments during the Executive's lifetime commencing on the later of his "separation from service" or June 1, 2033;
(B)for greater clarity, the aforementioned amount under the CP Make-up Pension is in addition to and shall not be reduced by any other benefit due to the Executive from the Company (or any affiliate), including the annual annuity which may be purchased at the date payments commence or are to commence from the amounts held for the benefit of the Executive in the Company's Registered Plan or supplemental executive retirement plans;
(C)in the event that the Executive dies and the Executive's spouse, Ginger Creel, remains married to the Executive at the time of his death and survives him, the Company shall pay to her from the CP Make-up Pension, in non-indexed, equal monthly installments, an annual pension during her lifetime equal to $29,400; and
(D)amounts payable under the CP Make-up Pension shall be forfeited if the Executive is in breach of the confidentiality or non-competition or non-solicitation covenants contained in Sections 6 and 8 of this Agreement; and
(vii)    DSUs in lieu of CN Defined Contribution Pension Amount – The Executive shall be granted fully vested deferred share units ("DSUs") under the Canadian Pacific Railway Limited Senior Executives Deferred Share Unit Plan (the "DSU Plan") having a face value equal to $47,637 and payable in such form and at such time as is provided under the DSU Plan, which represents the outstanding value forfeited from the CN DC SERP, effective on the earliest date permissible following the Effective Date.
All amounts payable under paragraphs 2(e)(iv) and (v) above shall be forfeited if the Executive is in breach of the confidentiality or non-competition or non-solicitation covenants contained in Sections 6 and 8 of this Agreement.
(f)Housing. The Company shall provide use of reasonable accommodation for the Executive in the City of Calgary and such accommodations shall be commensurate with the Executive's position as President and CEO. It is understood that the Executive shall be responsible for applicable income taxes on this benefit.

(g)Relocation Expenses and Home Equity Protection. To the extent the Executive re-locates for purposes of performing his duties under this Agreement, the Executive is eligible for reimbursement of the Executive's expenses and equity protection with respect to the sale of the Executive's residence in accordance with the Company's applicable Relocation Policy.
(h)Corporate Jet. The Executive is required to travel regularly and frequently for executive and operational meetings as well as travel to other Company offices. The Company prefers the Executive, whenever possible, to use its corporate aircraft when the Executive travels by air within continental North America whether such travel is business related or for family visitation, in order to ensure the Executive’s safety, security, immediate ability to move across the Company’s network and personal efficiency and effectiveness. However, it is understood that the Executive shall be responsible for applicable income taxes on the personal use element (as defined by the relevant tax authorities) of this benefit.
(i)Car Allowance. The Executive shall have a vehicle leased for business and personal use in accordance with the Company's Vehicle Policy. It is understood that the Executive shall be responsible for applicable income taxes on this benefit.
(j)Club Membership. The Company shall pay the annual membership dues for one Golf Club membership for the Executive, such membership fees not to exceed $25,000 per year. It is understood that the Executive shall be responsible for applicable income taxes on this benefit.
(k)Benefits. The Executive shall be enrolled in the employee benefit plans made generally available to U.S. based executives of the Company, subject to the terms of said benefit plans, including qualifying provisions and employee contribution requirements. In addition, the Company shall pay for an executive medical examination once per year.

(l)Withholdings. Payments made hereunder shall be made subject to required governmental withholdings.
(m)Cross Border Tax Preparation. The Company shall pay for the provision of tax preparation services relating to U.S./Canada cross border tax advice and tax return preparation to be provided by KPMG LLP or such other qualified professional accounting firm as designated by the Executive.
(n)Financial Advisory Services. The Company shall pay for financial counselling services provided to the Executive up to a maximum of $25,000 per year.
3.Expenses. The Company shall promptly reimburse the Executive for his actual out-of-pocket expenses incurred in carrying out his duties hereunder in the conduct of the Company's business, which expenses shall be limited to ordinary and customary items and which shall be supported by vouchers, receipts or similar documentation submitted in accordance with the Company's expense reimbursement policy and as required by law.
4.Vacations and Leave. The Executive shall be entitled to five (5) weeks of annual paid vacation per year, and any additional other leave time as is provided for under the Company's personnel policies applicable to executives of the Company. The Company encourages the taking of vacation time during the year in which the vacation time is earned.
5.Share Ownership. The Executive shall maintain a minimum level of share ownership set at a multiple of six times (6x) Annual Salary in accordance with the Company's share ownership guidelines. Share ownership guidelines can be met through the holding of common shares and deferred share units. This ownership level must be maintained for one year following the cessation of employment (except where such cessation of employment follows a Change of Control as defined under the MSOIP, and subject to the terms of the applicable plan in the case of outstanding deferred share units awarded to the Executive).

6.Non-Disclosure of Confidential Information.
(a)    The Executive acknowledges that, as a result of his employment by the Company, he has and will be making use of, acquiring, and/or adding to the Company's Confidential Information (as defined below). Except as required in the performance of the Executive's duties under this Agreement or except in those instances in which the Executive reasonably determines, in good faith, that use or disclosure of Confidential Information is in the best interests of the Company and such disclosure is in accordance with applicable securities laws, the Executive will not use or disclose to third parties, directly or indirectly, any Confidential Information, either during his employment or anytime following cessation of his employment. Notwithstanding the foregoing, the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that the Executive shall upon receipt of any such legal process or court order give the Company notice of same so that it may intervene or contest such legal process or court order as the Company deems appropriate.
(b)    As used herein, "Confidential Information" means all confidential and proprietary information of the Company, including, without limitation, any business plan, compilation, list, program, device, formula, pattern, method, technique or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use; (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (iii) is owned by the Company. In addition, "Confidential Information" includes, without limitation, both information disclosed to the Executive by the Company and information developed by the Executive in the course of his employment with the Company. The types and categories of information which the Company considers to be its Confidential Information include but are not limited to information concerning the Company's management, financial condition, financial operations, employee lists, customer lists (including potential customers and prospects), pricing information, sales activities, marketing activities, sales and marketing strategies and business plans.
The parties agree that as used herein, "Confidential Information" shall not include the following: (i) information that at the time of disclosure is in the public domain; or (ii) information that, after disclosure, becomes part of the public domain by publication or otherwise through no fault of the Executive.
(c)    The Company may also advise the Executive from time to time as to restrictions upon the use or disclosure of specified information that has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements that contain restrictions upon the use or disclosure of such information. The Executive agrees to abide by the restrictions upon use and/or disclosure contained in such agreements to the extent such restrictions do not conflict with this Agreement.
(d)    The Company and the Executive agree that it is a term and condition of the Executive's employment that he respect the confidentiality and proprietary interests of any former employer and that he not use or disclose any confidential information of any former employer during his employment with the Company unless and until consent to such use or disclosure is obtained from such former employer or such information is otherwise in the public domain.
7.Property of the Company/Assignment of Developments. All documents, encoded media, and other tangible items provided to the Executive by the Company, or prepared, generated or created by the Executive or others in the performance of the Executive's duties under this Agreement are the property of the Company. Upon cessation of the Executive's employment with the Company, the Executive will promptly deliver to the Company all such documents, media and other items in his possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein. The

Executive will neither have nor claim any right, title or interest in any trademark, copyright, patent, trade secret, service mark or trade name owned or used by the Company.
8.Non-solicitation of Clients/Covenants Against Competition.
(a)    The Executive acknowledges that by reason of his employment the services he renders to the Company are of a special or unusual character with a unique value to the Company, the loss of which the Company believes cannot adequately be compensated by damages in an action at law. In view of the Confidential Information known or to be obtained by, or disclosed to the Executive, as set forth above, and as a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees during his employment with the Company and during the Covenant Period (as defined below), the Executive will not, except as otherwise expressly authorized by this Agreement, directly or indirectly, anywhere in North America, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of a Class 1 Railroad (the "Restricted Business") including but not limited to CN, provided, however, that the restrictions contained in this Agreement shall not restrict the acquisition by the Executive, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.
As used herein, the "Covenant Period" shall mean the period of the Executive's employment with the Company and, additionally twenty four (24) months following the cessation of the Executive's employment, regardless of the reasons for such cessation of employment.
(b)    The Executive further covenants and agrees that during the Covenant Period, the Executive shall not, directly or indirectly: (i) cause, solicit, induce or encourage any employee of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company (including any existing or former customer of the Company and any person or entity that becomes a client or customer of the Company after termination of the Executive's employment) or any other person or entity who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship. As used in this Agreement, a "former customer" is a person or entity which has been a customer of the Company within the immediately preceding twenty four (24) month period from the date of solicitation, and a "prospective client or customer" is a person or entity to which the Company has submitted a proposal in writing to perform services within the immediately preceding twenty four (24) month period from the date of solicitation. For purposes of this Section 8(b), general newspaper and other media advertisements shall not be considered solicitation of Company employees.
9.Term, Termination and Effects of Termination.
(a)    This Agreement and the period of the Executive's employment hereunder shall continue indefinitely from the Effective Date, unless earlier terminated as provided in Section 9(b).
(b)    The employment of the Executive and this Agreement may be terminated as follows:
(i)    Death. Upon the death of the Executive. In the event of a termination of the Executive's employment due to the death of the Executive, the Company shall pay first to the Executive's surviving spouse, if applicable, or second to the person designated in writing to the Company by the Executive, or third, to the Executive's estate or legal representative, in a lump-sum within thirty (30) days of the date of death, (A) any accrued but unpaid pro rata Annual Salary, provided for in Section 2(a) above, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above and (C) any unused vacation under Section 4 above as of the date of death. Equity and annual incentive compensation, outstanding at the time of death, shall be addressed in accordance with the terms of the applicable equity and annual incentive compensation plans. Notwithstanding the terms of any plan, in the event that the Executive's death occurs prior to July 1, 2022, the Performance Options shall continue to be eligible to 100% vest if at the end of the applicable performance period (i.e., assessed after July 1, 2022) the Committee determines that the applicable Performance Goals (as defined in the Omnibus Plan) are satisfied.
(ii)    Disability. For the purpose of this Agreement, "Disability" means a mental or physical disability whereby the Executive:
(A)    is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an executive of the Company for any consecutive six (6) month period, or for any period of eight (8) or more months (whether consecutive or not) in any consecutive twelve (12) month period; or
(B)    is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs; and
(C)    the disability cannot be accommodated by the Company without causing undue hardship to the Company.
In the event of the Executive's Disability, and notwithstanding continuing entitlements under applicable disability plans, the Company may terminate this Agreement and the Executive's employment by providing thirty (30) days prior written notice to the Executive. Except as may be required under applicable minimum employment standards legislation, upon termination of the Executive's employment due to Disability, the Company shall have no further obligation to the Executive, with the exception that the

Executive shall continue to be entitled to (A) any accrued but unpaid pro rata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above and (C) any unused vacation under Section 4 above as of the date of termination. Equity and annual incentive compensation, outstanding at the date of termination as a result of Disability, shall be addressed in accordance with the terms of the applicable equity and annual incentive compensation plans. Notwithstanding the terms of any plan, in the event that the Executive's Disability occurs prior to July 1, 2022, the Performance Options shall continue to be eligible to 100% vest if at the end of the applicable performance period (i.e., assessed after July 1, 2022) the Committee determines that the applicable Performance Goals (as defined in the Omnibus Plan) are satisfied.
(iii)    Voluntarily by the Executive. By the Executive upon thirty (30) days advance written notice to the Company, for any reason. In the event of a termination of this Agreement by the Executive, the Company shall pay to the Executive, in a lump-sum within thirty (30) days of the date of termination, (A) any accrued but unpaid pro rata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above and (C) any unused vacation under Section 4 above as of the date of termination. Equity and annual incentive compensation, outstanding at the time of such termination, shall be addressed in accordance with the terms of the applicable equity and annual incentive compensation plans (including retirement eligibility respecting equity and annual incentive compensation awarded prior to the Effective Date), unless such resignation occurs on or after July 1, 2022 in which case, the Executive's rights with respect to such equity and annual incentive compensation awarded on and after the Effective Date shall be deemed retirement-eligible under terms no less favorable to the Executive than are in effect for retirement-eligible participants on the date hereof. Notwithstanding the terms of any plan, in the event that the Executive's voluntarily resignation occurs prior to July 1, 2022 the Performance Options shall not vest and will be forfeited without any payment or compensation of any kind.
(iv)    By the Company for Cause. By the Company for Cause immediately upon written notice to the Executive. For purposes of this Agreement, "Cause" means any one of the following: (A) the commission by the Executive of any willful act of dishonesty, misappropriation, embezzlement or fraud against the Company or in the course of, related to or connected with the business of the Company; (B) a material breach by the Executive of any of his obligations under this Agreement, which breach remains uncured for a period of thirty (30) days after written notice to the Executive setting forth in detail the particulars of the breach; or (C) any act or omission which constitutes "just cause" at common law for summary termination of the Executive's employment.
In the event of the termination of the Executive's employment by the Company for Cause, the Company shall pay to the Executive, in a lump-sum within thirty (30) days of the date of termination, (A) any accrued but unpaid pro rata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, and (B) any accrued but unpaid expenses required to be reimbursed under Section 3 above, and (C) any unused vacation under Section 4 above as of the date of termination. The Company may offset from the amounts due to the Executive under this Section 9(b)(iv) all sums, if any, due from the Executive to the Company. Equity and annual incentive compensation, outstanding at the time of such, shall be addressed in accordance with the terms of the applicable equity and annual incentive compensation plans.

(v)    By the Company without Cause. By the Company upon thirty (30) days advance written notice to the Executive, for any reason other than Cause.
In the event of a termination of the Executive's employment by the Company without Cause (including a constructive dismissal), the Company shall pay to the Executive, in a lump-sum within thirty (30) days of the date of termination, (A) retiring allowance in an amount equal to the product of two (2) multiplied by the sum of the Executive's Annual Salary and Target Bonus, less amounts required by law to be withheld, (B) any accrued but unpaid pro rata Annual Salary provided for in Section 2(a) above for services rendered through the date of termination, (C) any accrued but unpaid expenses required to be reimbursed under Section 3 above, (D) any unused vacation under Section 4 above as of the date of termination. If the Executive's employment is terminated by the Company without Cause prior to July 1, 2022: (x) the Performance Options shall not vest and will be forfeited without any payment or compensation of any kind; and (y) all equity and annual incentive compensation save and except the Performance Options, outstanding at the time of such termination, shall be addressed in accordance with the terms of the applicable equity and annual incentive compensation plans (including retirement eligibility on such termination respecting equity and annual incentive compensation awarded prior to the Effective Date). If the Executive's employment is terminated by the Company without Cause on or after July 1, 2022, the Executive's rights with respect to the Executive's equity and annual incentive compensation awarded on and after the Effective Date shall be addressed in accordance with the retirement provisions, if any, of the applicable equity and annual incentive compensation plans, under terms no less favorable to the Executive than are in effect for retirement-eligible participants on the date hereof. “Date of Termination” shall mean the date specified in the notice of termination given by the Company as the date the Executive is to cease rendering services to the Company and shall not include any period of notice or compensation in lieu of notice. For greater clarity, any vested Performance Options must be exercised within the applicable time period prescribed by the Omnibus Plan (i.e., 6 months following the date of vesting).
The Executive acknowledges that the payments provided pursuant to this Agreement supersede and replace any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law, and the Executive expressly waives any rights to such notice. The Executive agrees that the payments are deemed conclusively to be reasonable notice of termination and specifically include all amounts owed for termination and/or severance pay arising under any contract, statute, common law or otherwise.
The Executive acknowledges that the payments provided pursuant to this Agreement that exceed the Executive's entitlements under applicable minimum employment standards legislation and the equity compensation outstanding at the date the Executive ceases employment shall be forfeited and/or require repayment should the Executive breach the provisions contained in Sections 6 or 8 of this Agreement.
10.Resignation From All Positions Upon Termination and Release. The Executive agrees that he hereby resigns from all other positions held by him with the Company and any entity in the Company, including without limitation any position as a director, officer, agent, trustee or consultant unless otherwise agreed with the Company, effective on the date when the Executive's employment with the Company terminates. In addition, and in exchange for all portions of the monies payable to the Executive pursuant to Section 9(b)(v) above that exceed the Executive's entitlements under applicable minimum employment standards legislation, and satisfaction of any other obligation owed by the Company to the Executive, the Executive shall sign a full and final release of the Company in a form satisfactory to the Company, acting reasonably, which release shall not impose any post-employment obligations on the Executive beyond those set forth in this Agreement. To the extent any amount payable to the Executive is subject to his entering into a release with the Company and any such amount is a deferral of compensation under Section 409A and which amount could be payable in either of two taxable years of the Executive, to the extent permitted under applicable laws and otherwise consistent with Section 409A, such payments shall be made or commence, as applicable, on January 15 (or any later date after the release becomes irrevocable) of such later taxable year and shall include all payments that otherwise would have been made before such date.
11.Post-Termination Cooperation. The Executive shall, following the termination of the Executive's employment for any reason (including but not limited to retirement or the end of the employment), cooperate with the Company's reasonable requests relating to (A) matters that pertain to the Executive's employment with the Company and the transition of duties to the Executive's successor; and (B) any legal proceedings involving the Company or any of its affiliates.
12.Indemnification. The Company shall indemnify the Executive, and hold him harmless, to the maximum extent permitted under law, if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. To the extent permitted by applicable law, this Indemnity includes the obligation of the Company to pay for and provide defence legal counsel for the Executive and to pay the costs of the defence as the same are incurred. The Company may, but is not required to, procure directors' and officers' liability insurance to cover any such indemnification obligation. In the event the Company is indemnifying the Executive under this Agreement, the Company may select and engage the legal counsel representing the Executive.

13.Section 409A of the Internal Revenue Code.
(a)    Commencing the date hereof, this Agreement is intended to comply with or be exempt from the requirements of Section 409A of the US Internal Revenue Code ("Section 409A") with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent in a manner including, but not limited to, the following:
(i)    Redemption of DSUs. Notwithstanding anything to the contrary in this Agreement or elsewhere and consistent with the terms of the Canadian Pacific Railway Limited Senior Executive Deferred Share Unit Plan (the "DSU Plan"), all DSUs granted to the Executive and all DSUs redeemable by the Executive in the event of a termination of Executive's employment shall be redeemable in a lump sum on the date following the day that is six months following the date in which the Executive terminates employment with the Company (or, if earlier, the date of Executive’s death after the Date of Termination).
(b)    To the extent the Executive would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes "deferred compensation" subject to Section 409A, and that if paid during the six months beginning on the date of termination of the Executive's employment would be subject to the Section 409A additional tax because the Executive is a "specified employee" (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it (if applicable pursuant to the terms of such payment), will be paid in a lump sum to the Executive on the earlier of the six-month anniversary of his date of termination or his death (if such payment would otherwise have been payable during such six-month period). Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the date of termination of the Executive's employment that would be subject to the Section 409A additional tax because the Executive is a "specified employee", the benefit will be delayed and will begin being provided (together, if applicable pursuant to the terms of such benefit, with an adjustment to compensate the Executive for the delay) on the earlier of the six-month anniversary of the Executive's date of termination or his death. In addition, any payment or benefit due upon a termination of the Executive's employment that is "deferred compensation" under Section 409A shall be paid or provided to the Executive only upon a "separation from service" as defined in Treas. Reg. Section 1.409A-1(h). To the extent applicable, each installment payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A, and amounts payable under Sections 9(b)(i), 9(b)(ii), 9(b)(iii), 9(b)(iv) and 9(b)(v) of this Agreement (in each case, other than the DSUs) shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) ("short-term deferrals") and 1.409A-1(b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Sections 1.409A-1 through 1.409A-6.
(c)    Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Executive's second taxable year following the taxable year in which his "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of the Executive's third taxable year following the taxable year in which his "separation from service" occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
14.Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.
15.Governing Law; Costs and Remedies. This Agreement shall in all respects be subject to, and governed by, the laws of the Province of Alberta without giving effect to its conflict of laws principles and the parties hereby attorn to the jurisdiction of the Courts of the Province of Alberta. In addition to any remedies that may be available at law or in equity as a result of a breach of this Agreement, in the event of a breach or threatened breach by the Executive of any of the covenants in Sections 6, 7 or 8 above, the Company shall have the right to seek monetary damages and equitable relief, including, without limitation, specific performance by means of an injunction against the Executive to prevent or restrain any such breach.
16.Severability. If for any reason any Section, term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such provision had not been included herein and all other valid provisions herein shall remain in full force and effect.
17.Notice. Any and all notices and other communications required or permitted herein shall be in writing and deemed delivered if delivered personally, or sent by recognized overnight courier or registered or certified mail to the Company at its principal place of business, or to the Executive at the address hereinafter set forth following the Executive's signature, or at such other address or addresses as either party may hereafter designate in writing to the other, except that such notice of change of address will only be effective upon receipt.
18.Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Executive.
19.Entire Agreement. This Agreement contains the entire agreement and understanding between the Executive and the Company with respect to the employment of the Executive with the Company, subject to the employment policies of the Company generally applicable to executives. The parties agree that no prior representations, promises, agreements, or understandings, written or oral, with respect to such employment not contained in this Agreement shall be of any force or effect and without limiting the foregoing, as of the Effective Date this Agreement shall supersede and replace the Old Agreement (except that Section 13 shall be effective the date hereof and deemed to be an amendment of the Old Agreement).
20.Continuing Terms. The Company and the Executive agree that in the event of cessation of the Executive's employment, and regardless of the reason for such cessation, the Executive shall continue to owe the Company fiduciary obligations and the provisions of Sections 6, 7, 8 and 10 through 19 of this Agreement shall continue to be in full force and effect in accordance with their terms.
21.Burden and Benefit. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement, together with any amendments hereto, shall be binding upon the Company's successors and will inure to the benefit of the Executive's estate, heirs and personal representatives.
22.Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

23.Company Clawback Policy. The Executive agrees to be bound by the Company's Clawback Policy for Executives, as amended from time to time, and to execute a copy of the policy.
24.Counterpart. The parties agree to execute this Agreement in counterpart and the separately executed versions shall be construed as one document.
IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement intending to be bound by the terms set forth herein.
Date:        July 23    , 2016

CANADIAN PACIFIC RAILWAY COMPANY

Per:	/s/ Andrew Reardon
Name: Andrew Reardon Title: Chair, Board of Directors
Per:	/s/ Isabelle Courville
Name: Isabelle Courville Title: Director and Chair, MRCC

/s/ Mark Wallace	/s/ Keith Creel
Witness	KEITH CREEL

Mark Wallace
Witness Name

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